Exhibit 10.3

Summary of Perquisites and Associated Other Compensation Arrangements for Named Executive Officers

This Summary sets forth, as of February 12, 2014, perquisites and other personal benefits that MicroStrategy Incorporated (“MicroStrategy” and, collectively with its subsidiaries, the “Company”) provides to its “named executive officers,” as defined in Item 402 of Regulation S-K.

On January 31, 2011, MicroStrategy entered into an agreement with Aeromar Management Company, LLC, a Delaware limited liability company (“Aeromar”), of which Michael J. Saylor, MicroStrategy’s Chairman of the Board of Directors (the “Board”) and Chief Executive Officer, is the sole member, effective October 11, 2010. Under the agreement, MicroStrategy is (i) providing to Aeromar use of approximately 150 square feet of office space within MicroStrategy’s leased headquarters space at 1850 Towers Crescent Plaza, Tysons Corner, Virginia, (ii) providing to Aeromar various related services and arrangements, and (iii) providing to Mr. Saylor gross-up payments in respect of taxes that he may incur as a result of the arrangement. The agreement does not require any rental or other payments from Aeromar or Mr. Saylor. MicroStrategy has filed a copy of this agreement as Exhibit 10.14 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which was filed with the Securities and Exchange Commission on February 18, 2011.

For each named executive officer who elects to be a member of a private club located near the Company’s headquarters that offers dining services and hosts business, professional, and social community events, the Company pays the monthly dues associated with such membership.

The Company has a program pursuant to which it arranges for individual disability insurance policies to be provided to eligible executives (including the named executive officers) as a supplement to the group disability insurance that is available to most Company employees and pays the premiums with respect to such supplemental policies.

The Company has a program pursuant to which the Company pays the cost of annual healthcare screenings for eligible executives (including the named executive officers).

The Company has adopted a fourth amended and restated aircraft use policy (the “Aircraft Use Policy”) which, among other things, permits certain non-business use of (i) the Bombardier Global Express XRS aircraft owned by the Company (the “Global Express”), (ii) any aircraft in which the Company has leased a fractional interest (the “Fractional Aircraft”) and which is managed by NetJets International, Inc. or any of its affiliates (collectively, “NetJets”), together with all other aircraft managed or provided by NetJets to the extent that the Company uses such other aircraft in connection with the Company’s lease of the Fractional Aircraft (collectively, the “NetJets Aircraft”), and (iii) such other aircraft (A) that the Company may, from time to time, lease or charter, including, without limitation, any aircraft subject to a fractional interest program in which the Company may participate by leasing a fractional interest, and (B) that has been designated by MicroStrategy to be “Company Aircraft” for purposes of the Aircraft Use Policy (collectively with the Global Express and the NetJets Aircraft, “Company Aircraft”). Company Aircraft are available for non-business use only when such aircraft are not otherwise being used by the Company exclusively for business use. The Aircraft Use Policy permits non-business use of Company Aircraft by the Chief Executive Officer, other officers or employees of the Company to the extent approved by the Chief Executive Officer, and under certain circumstances, non-employee members of the Board.

Non-business use of Company Aircraft is subject to various limitations, including those described below. During each calendar year:

•	the total number of flight hours used by the Company for non-business use of the NetJets Aircraft in such calendar year must be less than fifty percent (50%) of the total number of flight hours of the NetJets Aircraft used by the Company for business use and non-business use during such calendar year;

•	the total number of flight hours used by the Company for non-business use of the Global Express in such calendar year must be less than fifty percent (50%) of the total number of flight hours of the Global Express used by the Company for business use and non-business use during such calendar year; and

•	the total number of flight hours used by the Company for non-business use of all Company Aircraft in such calendar year may not exceed 200 flight hours.

The Company has adopted a policy pursuant to which the Company makes available, from time to time, certain designated vehicles that the Company owns or may acquire (“Designated Vehicles”) and related driving services for personal use by eligible Company personnel, to the extent the Designated Vehicle is not at such time being used exclusively by the Company for business purposes. Eligible personnel include the Chief Executive Officer and any employees and members of the Board authorized by the Chief Executive Officer to use Designated Vehicles.

The Company also pays for the services of one or more drivers for vehicles other than Company-owned vehicles (such services, “Alternative Car Services”) for personal use by eligible Company personnel. Eligible personnel include the Chief Executive Officer and any employees and members of the Board authorized by the Chief Executive Officer to use Alternative Car Services. The Company has established a policy that the aggregate compensation to all Company personnel as a result of use of Alternative Car Services, excluding any associated tax gross-up payments, may not exceed $100,000 in any fiscal year.

The Company has adopted a policy pursuant to which the Company makes available, from time to time, tickets to sporting, charity, dining, entertainment, or similar events as well as use of corporate suites, club memberships, or similar facilities that the Company may acquire (“Corporate Development Programs”), for personal use by Company personnel to the extent a Corporate Development Program is not at such time being used exclusively by the Company for business purposes. Eligible personnel include executive officers and other employees of the Company and members of the Board.

From time to time, the Board may hold meetings and other related activities in various locations for which the Company pays for specified travel, lodging, food, beverage, entertainment, and related expenses on behalf of the participants and their guests.

The Company sponsors an annual trip and related events for sales and services personnel who have met specified performance criteria as well as certain named executive officers and their guests (“President’s Club Events”) and pays for specified travel, lodging, food, beverage, entertainment, and related expenses on behalf of the participants. The Company has established a policy that the compensation imputed to Mr. Saylor as a result of his participation in President’s Club Events, excluding any associated tax gross-up payments, may not exceed $30,000 in any fiscal year.

In addition, the Company may hold, host, or otherwise arrange parties, outings, or other similar entertainment functions at which Mr. Saylor is permitted to entertain personal guests (“Entertainment Events”). The Company has established a policy that the aggregate incremental cost to the Company of Entertainment Events (to the extent that they are not Corporate Development Programs) attributable to Mr. Saylor, including any associated tax gross-up payments, may not exceed $75,000 in any fiscal year (the “Entertainment Events Cap”).

The Company may also request that Company personnel participate in conferences, symposia, and other similar events or activities relating to the Company’s business for which the Company pays for the expenses of Company participants and their guests (“Company-Sponsored Activities”).

From time to time, Company personnel are offered meals prepared by the Company’s in-house catering department (“Company Meals”). In addition, the Company permits Mr. Saylor to make personal use of the Company’s in-house catering resources (such use, other than for Company Meals, “Non-Business Catering Use”). The Company has established a policy that the compensation imputed to Mr. Saylor as a result of Non-Business Catering Use, excluding any associated tax gross-up payments, may not exceed $25,000 per year.

The Company has agreed to reimburse Mr. Saylor for approximately $29,000 of expenses that he incurred and paid related to commuting in 2013. The Company has also agreed to reimburse Paul Zolfaghari, MicroStrategy’s President, and Bob Watts, MicroStrategy’s Senior Executive Vice President, Worldwide Professional Services, for their reasonable expenses related to commuting in 2013. In addition, the Company has agreed to reimburse Mr. Zolfaghari for his reasonable expenses, including airline flights, rental car service, parking, meals, temporary lodging, and professional moving services, related to his relocation from California to the Washington D.C. metropolitan area during 2013.

The Company paid the costs of security services rendered to Mr. Saylor by a security firm in December 2012 and January 2013. In addition, the Company has agreed (i) to reimburse Mr. Saylor for approximately $48,000 of expenses that he incurred and paid related to the provision of security services to him in the fourth quarter of 2013 and (ii) to pay for other expenses that Mr. Saylor incurred related to the provision of security services to him in the fourth quarter of 2013, which expenses were approximately $6,000 (the expenses described in (i) and (ii), collectively, the “Q4 2013 Security Services Expenses”). The Company has also agreed to reimburse Mr. Saylor for expenses that he incurred and paid related to the purchase of security equipment in the fourth quarter of 2013, which expenses were approximately $4,000.

The Company has established a CEO security program, effective as of January 1, 2014, pursuant to which the Company may pay for various costs related to the provision of security to Mr. Saylor, provided that the total costs to the Company of such program, together with any associated tax gross-up payments to Mr. Saylor, do not exceed $950,000 in any given calendar year (the “CEO Security Program Cap”).

In 2013, the Company paid the costs of tax advisory services rendered to Mr. Saylor by a tax advisory firm in connection with Mr. Saylor’s filing of foreign entity tax forms which are required in connection with his status as a controlling stockholder of MicroStrategy.

To the extent that any of the arrangements described above (except payment of Messrs. Saylor’s, Zolfaghari’s, and Watts’ expenses for commuting in the second half of 2013, payment of Mr. Zolfaghari’s relocation expenses related to the second half of 2013, and payment of Mr. Saylor’s Q4 2013 Security Services Expenses) result in imputed compensation to any of the named executive officers, the Company pays to (or withholds and pays to the appropriate taxing authority on behalf of) such individual a “tax gross-up” approximating his (i) federal and state income and payroll taxes on the taxable income in connection with such arrangements plus (ii) federal and state income and payroll taxes on the taxes that the individual may incur as a result of the payment of taxes by the Company with respect to the imputed compensation, subject to the Entertainment Events Cap and the CEO Security Program Cap as applicable.

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